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                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Time Warner Inc. (the 'Issuer') related to the registration of Debt Securities of the Issuer unconditionally guaranteed by Time Warner Companies, Inc. and Turner Broadcasting System, Inc. of our report on the Paragon Communications financial statements and schedule dated January 19, 1995, except as to Note 6, which is as of January 27, 1995, which is incorporated by reference in the Issuer's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the reference to us under the heading 'Experts' in such Registration Statement.

PRICE WATERHOUSE LLP

Denver, Colorado
January 9, 1998



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